UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2013

Commission file number 000-54072

China Ginseng Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-3348253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1562 Jie Fang Great Road 16 FL Zhongji Building, Suite 1062-1063 Nanguan District, Changchun City, China	130022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone (01186) 43185790039

–––––––––––––––– Copies to: Hunter Taubman Weiss LLP 130 W 42nd Street New York, NY 10036 Tel: 212-732-7184
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

Section 2 - Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 30, 2013, Tonghua Linyuan Grape Planting Co. Limited (“Tonghua Linyuan”), a subsidiary of China Ginseng Holdings, Inc. (the “Company”), entered into a sale agreement with Mr. Wenkai Wang to transfer all assets and debts of Tonghua Linyuan to Mr. Wenkai Wang for $0 (zero), including the ownership of machinery and equipment, the right to the use of the plant and the debt of $2 million of Tonghua Linyuan, effective as of June 30, 2013. Mr. Wenkai Wang has been engaged in wine sale business in Tonghua City for many years and does not have any material relationship with the Company, or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer, other than in respect of the sale of Tonghua Linyuan.

On March 31, 2008 the Company acquired Tonghua Linyuan whose principal activity was the growing, cultivation and harvesting of a grape vineyard. The Company planned to produce wine and grape juice but to date has not commenced production. In June 2012, the Company decided to abandon the growing and harvesting of grapes due to the poor quality of the harvests which were not suitable for the production of wine or grape juice.  Management of the Company believes that it is the best interest of the Company to dispose the assets and debts of Tonghua Linyuan. Going forward, the Company will purchase grapes in the open market to produce wine and grape juice.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Sale Agreement between Honghua Linyuan and Wenkai Wang dated June 30, 2013

10.2	Assets Appraisal Report of Honghua Linyuan dated June 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

China Ginseng Holdings, Inc.

Date: July 5, 2013	By:	/s/ Liu Changzhen
Liu Changzhen, Chairman of the Board